EXHIBIT 10.4

SECOND AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT (MARTIN)

Pursuant to Section 14 of the Executive Employment Agreement effective as of March 1, 2004 (the “Agreement”) entitled “Waiver; Modification,” the parties to the Agreement hereby modify the Agreement in this Second Amendment (“Amendment”) as provided below.

Section 6(c)(iv) shall be amended by deleting the provisions in their entirety and by replacing them with the following sentence:

Continued participation in the Company’s fringe benefits set forth in Section 4(c); provided, however, that such continuation of benefits after termination shall not apply to those fringe benefits which require a minimum number of hours of employment for participation, such as 401k, life insurance and other employee insurance. The Company shall purchase medical benefits and insurance equivalent to the Company’s medical insurance and benefits coverage on the date of termination for the severance period; provided, however, if the Officer secures equivalent coverage for continued medical benefits and insurance for the severance period the cost of such coverage shall be reimbursed for the severance term.

The Officer, to the extent determined to be nondiscriminatory under the Company’s qualified employee benefit plans, shall become fully vested in his benefits under such plans. Additionally, the Officer shall become fully vested with respect to any of the Company’s non-qualified benefit plans in which he is a participant.

Section 6(c) shall be amended by adding the following provision as Section 6 (c)(vi):

(vi) The payments and benefits provided for in this Section 6(c) shall be reduced to the extent and only to the extent necessary to avoid any payment or benefit provided for hereunder from constituting an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended and any successors thereto (the “Code”), that would be subject to an excise tax pursuant to Section 4999 of the Code. The determination of a reduction required to be made under this Section shall be made by a certified public accounting firm as may be designated by the Officer (but that is not serving as accountant or auditor for the individual, entity or group effecting the Change of Control) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Officer within fifteen business days of the receipt of notice from either the Company or the Officer that there has been a termination of the Officer’s employment pursuant to Section 6(c) hereof, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. If any reduction is required, payments or benefits shall be reduced in the order specified by the Officer to the extent necessary to satisfy the requirements of the first sentence of this Section. All determinations of the

Accounting Firm shall be binding on the Company and the Officer. The Accounting Firm shall determine that payments or benefits shall be reduced only to the extent that it is more likely than not that such payments or benefits, if not reduced, would be “excess parachute payments” subject to an excise tax under Section 4999 of the Code. In making the determinations required by this Section, the Accounting Firm may rely on a benefit consultant, selected by it, as to whether any payments provided for in this Agreement are “reasonable compensation for personal services actually rendered” within the meaning of Section 280G(b)(4) of the Code. The Company hereby agrees to pay all fees and expenses of the Accounting Firm and benefits consultant.

All other provisions of the Agreement and the First Amendment to the Agreement shall remain in full force except as amended by this Amendment.

Dated this 25th day of July 2007

FIRST STATE BANCORPORATION

BY:	/S/ MICHAEL R. STANFORD
TITLE:	PRESIDENT AND CEO

EXECUTIVE

/S/ MARSHALL G. MARTIN
MARSHALL G. MARTIN

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